[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SERVICE CONTRACT AGREEMENT
(“Agreement”)

United Parcel Service Oasis Supply Corporation (“Owner”)
Bill to BaSE:
Address: 55 Glenlake Parkway, NE
Atlanta, GA 30328
UPS Contact Name and Phone Number:    Mike Chavez (404) 828-6906
Email Address:    Mchavez@ups.com

Contractor Name: Opal Fuels (“Contractor”)
Address:    10225 Philadelphia Ct
Rancho Cucamonga, CA 91730
Contact Name and Phone Number: Scott Edelbach (813) 545-1343
Email Address: Sedelbach@opalfuels.com

Address of Work to be Performed: Multiple Locations. See attached Rider for site list
Owner and Contractor agree that Contractor shall perform Work at one or more Owner locations (if applicable, a list of Owner locations is attached on a Rider and made a part of this Agreement).

Work to Be Performed (“Work”):
CNG Station Operations & Maintenance (OM) and Life Cycle replacement of equipment ("Work") see attached Rider for detailed scope of work. Additional work is to be authorized in advance by Owner’s Buildings and Systems Engineering (BaSE) representatives. Individual purchase orders, work authorizations or Riders in conjunction with this Agreement shall define the scope of Work.

Date Work to Start and Date Work to be Completed:
This Agreement shall be for a period of ten (10) years commencing on January 1, 2023 and shall be automatically renewed for 5 years at the end of the agreement term until terminated in writing ninety (90) days prior to expiration date by either party. The date for commencement and completion of Work assigned by this Agreement, individual purchase orders, or work authorizations shall be as specified therein, time being of the essence of this Agreement. This Agreement may be terminated by either party upon the other party’s material breach, and failure to cure such breach within seven (7) days written notice to the breaching party.

Price:
Operations & Maintenance (OM) and Life Cycle replacement of equipment cost $[*] per GGE of station throughput, to be billed monthly per individual site. Annual adjustment to be 2% for the Agreement term. If an additional Owner location is added to the Rider, then the Price for such station shall be at the then-prevailing rate. Labor: $[*] per hour. Materials: Cost plus [*]%. In no case shall the amount billed to Owner by the Contractor exceed the amount specified in each individual purchase order, or work authorization, this Agreement or Rider. In addition, Contractor will not charge Owner any federal, state or local taxes, including excise, sales and use taxes, in accordance with paragraph 1 of the General Conditions.

Payment Terms: All invoices shall (a) reference the assigned project or work location and Appropriation number (if applicable); (b) be itemized and substantiate all charges; and (c) include all delivery, installation, transportation and freight. Contractor shall submit its invoices to the Owner in electronic form using Owner’s processes, at Owner’s sole discretion. All invoices will be accumulated for a period commencing on the 14th day of a month and ending on the 13th day of the following month (“Accumulation Period”). All invoices that are received and approved for payment in an Owner-approved e-invoicing system will be included in the current Accumulation Period. Provided that the invoices conform to the requirements of this Agreement, Owner will pay the invoices collected during the Accumulation Period within thirty (30) days from the end of the Accumulation Period. Any early payment discounts allowable under this Agreement, a purchase order or Rider will be calculated from the last day of the applicable Accumulation Period. Nothing in this provision will preclude Owner and Contractor from agreeing upon other payment discounts, which may be offered through Owner’s e-invoicing and electronic payment systems. Contractor shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting practices, to substantiate Contractor's charges and expenses. Owner’s required method of payment is via electronic transfer of funds.

General Conditions: See Attached. The General Conditions on the attached page and each purchase order, or work authorizations issued by Owner to the Contractor shall apply to this Agreement hereunder as fully as if repeated word for word therein. If applicable, a Rider is attached and made a part of Agreement by reference.

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[SIGNATURES ON PAGE TO FOLLOW]

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IN WITNESS WHEREOF, they have executed this Agreement the below day and year written.

Contractor:    Owner: United Parcel Service Oasis Supply Corporation

By: s/ Scott Edelbach        By: s/ Jeff Moats
Signature    Signature

Print: Title: Date:

Scott Edelbach

Executive Vice President 12/15/2022 | 8:08 AM MST

Print: Title: Date:

Jeff Moats

Sr. Staff Manager 12/13/2022 | 11:41 AM PST

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GENERAL CONDITIONS

1.Contractor agrees to provide all labor, supervision, materials, supplies, equipment, transportation, tools, permits, and services for the Work to be performed. Contractor will not charge Owner any federal, state or local taxes, including excise, sales and use taxes. To the extent that Contractor is deemed under state law to be a seller of taxable materials or labor, Contractor acknowledges that such taxable materials and/or labor will be purchased by Owner for resale and that Owner will provide Contractor with a state sales and use tax resale certificate. Accordingly, Contractor will not charge sales or use tax to Owner. Owner acknowledges, in such instances, that it will charge the appropriate sales or use tax upon resale of the Work. To the extent that Contractor is deemed under state law to be the final user or consumer of materials supplied under this Agreement, Contractor shall pay all such taxes and any resale certificate supplied by Owner to Contractor will not apply to such materials.
2.Contractor’s Work shall comply with all applicable laws, regulations, ordinances, building codes, and requirements of federal, state and local governments or agencies having jurisdiction of the Work to be performed. Contractor warrants that its employees are eligible to work in the United States. Contractor agrees to complete and regularly review Federal I-9 verification forms for its employees. Contractor warrants that no individual who is ineligible to work in the United States will perform work for Owner under this Agreement.
3.Prior to the commencement of the Work, and as necessary thereafter, Contractor shall provide Owner with Safety Data Sheets (SDSs, formerly Material Safety Data Sheets) for all products and chemicals to be used by Contractor on site, incorporated into the Work, or required for the installation of the Work. Contractor shall ensure that its employees and subcontractors (as may be permitted under this Agreement) perform in a safe and professional manner. Contractor agrees to abide by all terms, conditions and procedures set out in the UPS Facility Access Policy for Vendors which is incorporated by reference into this Agreement and to comply with all on-property requirements as may reasonably requested by Owner to ensure safe and secure operations.
4.Contractor shall take all necessary precautions for the safety of persons and the protection of the Work and adjoining property. Contractor shall comply with all applicable provisions of federal, state and local safety laws and building codes including, without limitation, the provisions of 29 CFR 1910.147 (OSHA Lockout/Tagout Standard) and NFPA 70E (National Fire Protection Act/Standard for Electrical Safety in the Workplace).
Contractor shall institute and comply with fall protection safety guidelines. Such fall protection safety guidelines shall at a minimum establish procedures and safety requirements that will ensure that Contractor’s personnel are adequately protected when performing services at distances of four feet or more from the ground or when working over dangerous equipment and machinery.
5.All Work shall be free from defects and performed in the most workmanlike manner and according to the best standard practices; all materials and equipment shall be new, unless otherwise specified, and of first class quality; and all Work, materials and equipment shall be unconditionally guaranteed for one (1) year from the date of completion and acceptance or such longer period of time as may be offered by the suppliers and manufacturers of the materials and equipment. Contractor shall arrange for the Owner to have the benefit and right to enforce all extended and additional warranties provided by the suppliers and manufacturers of the materials and equipment incorporated into the Work. All Work shall be timely performed, time being of the essence of this Agreement.
6.Contractor shall invoice monthly.
7.To the fullest extent permitted by the law of the state of the location of the Work, Contractor waives the right to file a mechanic’s lien. If the law of the state of the location of the Work does not prohibit pre-lien waiver of construction or mechanic’s liens, Contractor shall indemnify Owner against all liens filed by Contractor performing the Work. Regardless as to whether the law of the state of the location of the Work prohibits pre-lien waiver of construction or mechanic’s liens, Contractor agrees and shall indemnify Owner against all claims or liens related to the Work made or submitted by any of Contractor’s subcontractors, suppliers, material suppliers or any of their respective employees related to the Work. Indemnity obligations under this paragraph shall include indemnification of costs and attorneys’ fees.
8.Contractor shall purchase and maintain: Workers’ Compensation insurance in at least the minimum limits as required by law of the state of the location of the Work; Employer Liability limits in the following minimum amounts of liability: $1,000,000 each accident,
$1,000,000 disease/policy limit, and $1,000,000 disease, each employee; Commercial General Liability insurance with a minimum combined single limit of $1,000,000 or a minimum combined single limit of $5,000,000 if Work is being performed at an airport gateway facility (unless the airport authority requires a higher limit), and Automobile Liability insurance with a minimum limit of
$1,000,000, or a minimum limit of $5,000,000 if Work is being performed at an airport gateway facility (unless the airport authority requires a higher limit). Before commencing the Work, Contractor shall furnish appropriate certificates from its insurance carrier showing the above insurance is in force naming United Parcel Service, Inc., a Delaware corporation and each of its successors, subsidiaries and affiliates as additional insureds bearing the contractual indemnity obligations set forth below. Contractor shall be required to give at least thirty (30) days’ notice to Owner of any cancellation, non-renewal or material change to Contractor’s insurance. This obligation shall rest with Contractor notwithstanding any reluctance or refusal on the part of Contractor’s insurance company to endorse its insurance policies or evidence its certificates of insurance to reflect this contractual obligation. The commercial

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General and Automobile Liability policies in this paragraph shall be primary and noncontributory to any coverage carried by the Owner.
9.Contractor hereby assumes the entire responsibility and liability for all Work, labor and materials provided hereunder to the fullest extent permitted by the law of the state of the location of the Work. Contractor shall indemnify and hold harmless Owner against all costs, damages, or liability, including reasonable attorney fees and other costs of defense, arising out of: (a) the performance or nonperformance of this Agreement by Contractor or its subcontractors, materialmen, agents and employees; or (b) injury to or death of any person (including Contractor’s employees), or for damage to or loss of tangible property, caused in whole or in part by Contractor’s negligence or that of its subcontractors, materialmen, agents, and employees. In the event Contractor makes use of any equipment owned or leased by Owner, Contractor agrees to indemnify and hold harmless Owner against all costs, damages, or liability, including reasonable attorney fees and other costs of defense, arising out of injury to or death of any person (including Contractor’s employees), or for damage to or loss of tangible property, caused in whole or in part by Contractor’s negligence or that of its subcontractors, materialmen, agents, and employees, as it relates to Contractor’s use of Owner’s equipment. Contractor shall also indemnify Owner for any liability arising out of Contractor’s failure to comply with federal, state or international immigration law. The foregoing indemnity shall not extend to liability for injury to or death of persons or property damage caused by Owner’s sole negligence. The foregoing indemnity shall be construed in its broadest sense allowed by applicable state law.
The term Owner as used in paragraphs 7, 8, and 9 shall include Owner, its affiliated companies, including without limitation, United Parcel Service, Inc., a Delaware corporation, its successors, subsidiaries and affiliated companies, and the agents, servants, officers, shareholders and employees of any of the foregoing.
10.Owner may from time to time, by written instructions issued to Contractor, make changes to the Work or the Drawings or the Specifications or issue additional instructions or may require additional Work or direct the omission of Work previously ordered (allowing a credit to the Owner for the costs of such omitted work). The provisions of this Agreement shall apply to all such changes, modifications, additions or deletions with the same effect as if they were embodied in the original Agreement or contract documents, Drawings or Specifications. No extra or additional Work shall be compensated unless authorized by prior written change order from Owner’s project engineer.
11.This Agreement represents the entire and integrated agreement between the parties and supersedes all prior negotiations, proposals, representations, commitments, understandings or agreements between the parties, either written or oral, which are not included in the Agreement or the documents incorporated in the Agreement. This Agreement shall not be changed or modified by any oral agreement or any other agreement unless the same is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. If Contractor’s proposal or bid is made a part of this Agreement and said proposal contains any terms or conditions inconsistent with the terms and conditions of this Agreement, then this Agreement shall govern.
12.By executing this Agreement, Contractor represents that it has examined carefully all the contract documents referenced in the Agreement, acquainted itself with the premises where the Work is to be performed and all conditions relevant to the Work, and has made all evaluations and investigations necessary to a full understanding of any difficulties which may be encountered in performing the Work. Contractor acknowledges that the contract documents referenced in the Agreement are sufficient for the proper and complete execution of the Work.
13.Contractor acknowledges that the party signing this Agreement has authorization to sign on behalf of Contractor.
14.Contractor shall provide Owner with a list of all subcontractors performing Work with regard to this Agreement. In no event shall Contractor’s use of subcontractors relieve Contractor of its obligations under this Agreement. Contractor shall be fully liable to Owner for the acts or omissions of its subcontractors.
15.Because UPS and UPS Affiliated Companies perform U.S. government contracts and subcontracts, to the extent they are applicable, the Contractor agrees to comply with the following Federal Acquisition Regulation (FAR) clauses (in effect at the time this Agreement is executed), which are incorporated by reference into this Agreement to implement provisions of United States laws or Executive Orders.
(a)All Subcontracts: Combating Trafficking in Persons (FAR 52.222-50 and Alternate I, where appropriate) prohibiting the Contractor from engaging in conduct related to human trafficking and requiring, among other things, that the Contractor take certain affirmative steps to prevent trafficking, including developing and maintaining an anti-human trafficking compliance plan.
(b)For agreements exceeding $2,500 and subject to the Service Contract Labor Standards statute: Service Contract Labor Standards (41 U.S.C. chapter 67, the Fair Labor Standards Act of 1938, 29 U.S.C. 201, et seq., FAR 52.222-41) requiring Contractor to pay service employees not less than the wages and fringe benefits determined by the applicable Department of Labor Wage Determination.
(c)For all agreements, regardless of value, that are subject to the Service Contract Labor Standards statute, and are to be performed in whole or in part in the United States: Minimum Wages Under Executive Order 13658 (FAR 52.222-55) requiring, among other things, that the Contractor pay covered employees a minimum hourly wage rate, as defined by the Secretary of Labor.
(d)For agreements exceeding $3,000 that include work performed in the United States: Employment Eligibility Verification (E-Verify) (FAR 52.222-54) requiring the Contractor to enroll in the E-Verify program and process all new employees and certain existing employees through the E-Verify system.
(e)For agreements exceeding $10,000: Equal Opportunity (Exec. Order 11246, FAR 52.222-26) requiring, among other things, that Contractor not discriminate against any employee or applicant because of race, color, religion, sex, sexual orientation, gender identity, or national origin, and to annually submit SF EEO-1. Notification of Employee Rights Under the National Labor Relations Act (Exec. Order 13496, FAR 52.222- 40) requiring Contractor to

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conspicuously post the specific notice identified in the clause regarding employees' rights to organize and bargain collectively.
(f)For all agreements that contain the Equal Opportunity clause: Prohibition of Segregated Facilities (FAR 52.222-21) requiring the Contractor to agree not to maintain or provide for its employees any segregated facilities at any of its establishments.
(g)For agreements exceeding $15,000 unless otherwise exempt: Equal Opportunity for Workers with Disabilities (Rehabilitation Act of 1973, 29 U.S.C. § 793; FAR 52.222-36; 41 CFR part 60-741) requiring, among other things, that Contractor not discriminate against any employee or applicant because of physical or mental disability and to have an approved affirmative action plan if applicable.
(h)For agreements exceeding $25,000 that involve the provision, service, or sale of food in the United States: Promoting Excess Food Donation to Nonprofit Organizations (Federal Food Donation Act of 2008, 42 U.S.C. 1792, FAR 52.226-6) encouraging Contractor, to the maximum extent practicable and safe, to donate excess, apparently wholesome food to nonprofit organizations that provide assistance to food-insecure people. (i)For agreements exceeding $100,000 unless otherwise exempt: Equal Opportunity for Veterans (Vietnam Era Veterans' Readjustment Assistance Act of 1972, 38 U.S.C. § 4211 and 4212; FAR 52.222-35; 41 CFR part 61-250, part 60-300, and part 61-300) requiring, among other things, that Contractor not discriminate against the individual because the individual is a special disabled veteran, a veteran of the Vietnam era, or other eligible veteran regarding any position for which the employee or applicant for employment is qualified, and to have an approved affirmative action plan, if applicable. Employment Reports on Veterans (FAR 52.222-37) requiring that the Contractor report, at least annually, the total number of employees by job category that are disabled veterans or certain other protected veterans.
(j)For agreements exceeding $150,000: Restrictions on Subcontractor Sales to the Government (FAR 52.203-6, Alternate I) requiring Contractor to agree it will not enter into any agreement with an actual or prospective subcontractor to restrict sales directly to the Government. Nondisplacement of Qualified Workers (Exec. Order 13495, FAR 52.222-17), requiring the Contractor to offer in good faith, those service employees employed under the predecessor contract whose employment will be terminated as a result of award of this contract or the expiration of the contract under which the service employees were hired, a right of first refusal of employment under this contract in positions for which the service employees are qualified.
(k)For agreements exceeding $204,000: Trade Agreements (various bilateral and multilateral trade agreements) Contractor certifies that the end product delivered under a line item of the agreement is a U.S. made, designated country, Caribbean Basin country, or FTA country end product OR Contractor lists them as other end products along with their country of origin.
(l)For subcontracts that offer further subcontracting opportunities. Utilization of Small Business Concerns (15 U.S.C. 637(d)(2) and (3), FAR 52.219-8), requiring Contractors to agree to award subcontracts to the full extent consistent with efficient contract performance to small, veteran- owned small, service-disabled veteran-owned small, HUBZone small, small disadvantaged, and women-owned small business concerns.
(m)For agreements exceeding $5,000,000 and a performance period of more than 120 days: Contractor Code of Business Ethics and Conduct (41 U.S.C. 3509, FAR 52.203-13), requiring, among other things, that the Contractor comply with the requirements of the “Mandatory Disclosure Rule” and prepare a written “Code of Business Ethics and Conduct” within 30 days of contract award and make the Code available to every employee engaged in performance of the contract.
(n)For agreements that may involve ocean transportation of supplies: Preference for Privately Owned U.S.-Flag Commercial Vessels (46 U.S.C. App. 1241 and 10 U.S.C. 2631, FAR 52.247-64) requiring Contractor to use privately owned U.S.-flag commercial vessels to ship at least 50 percent of the gross tonnage involved under the contract.
(o)For contracts in the areas of contingency operations outside the United States (Department of Defense Contracts only), combat operations, or other significant military operations: Contractors Performing Private Security Functions Outside the United States (NDAA FY 2008, Section 862, 10 U.S.C. 2302 Note, FAR 52.225-26) requiring Contractor to comply with various requirements regarding the use of weapons by personnel, the registration and use of armored vehicles or military vehicles, and the reporting of certain incidents involving the discharge of weapons or the death or injury of personnel.
(p)In addition to the above requirements, Contractor and any sub-Contractor(s) shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit, among other things, discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take certain affirmative actions to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. Furthermore, contractors and subcontractors may not discharge or discriminate against employees or applicants for inquiring about, discussing, or disclosing their compensation or that of another employee or applicant.
(q)To the extent applicable, the employee notice requirements set forth in 29 CFR Part 471, Appendix A to Subpart A, are hereby incorporated by reference into this Agreement.
16.This Agreement shall be governed in all respects by the laws of the State of Georgia, excluding its principles of conflicts of law.

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17.Contractor shall treat as strictly confidential all information it obtains in connection with this Agreement which (i) is confidential or proprietary to UPS or its customers; (ii) relates to the operations, policies, procedures, techniques, accounts and personnel of UPS; or (iii) is confidential or proprietary to a third party and is in the possession, custody or control of UPS. Without UPS’s written permission, Contractor shall not (i) disclose information pertaining to this Agreement or any information obtained through the performance of this Agreement unless required to be disclosed pursuant to applicable law, regulation or legal process; (ii) make any use whatsoever of any photograph, drawing or other representation of a the structure which is the subject matter of this Agreement; and (iii) make any use whatsoever of the corporate or trade name of United Parcel Service of America, Inc., or any of its trademarks in connection with any advertising, promotion, publicity or other printed material. This provision shall survive the termination of this Agreement.

END OF GENERAL CONDITIONS

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RIDER TO SERVICE CONTRACT AGREEMENT, COMMENCING ON January 1, 2023 BETWEEN UNITED PARCEL SERVICE OASIS SUPPLY CORPORATION AND OPAL FUELS.

Site List

1. New Orleans, LA	2. Oklahoma City, OK
3. Dallas, TX	4. Denver, CO
5. New Stanton, PA	6. Lenexa, KS
7. Lexington, KY	8. Shreveport, LA
9. Port Allen, LA	10. Richmond, VA
11. Roanoke, VA	12. Montgomery, AL
13. Charleston, WV	14. Amarillo, TX
15. Chattanooga, TN	16. West Columbia, SC
17. El Paso, TX	18. Kansas City, KS
19. Orlando. FL	20. Phoenix, AZ
21. Reno, NV	22. Tifton, GA
23. Willow Grove. PA	24. Trinidad, CO
25. San Antonio, TX	26. Salina, KS
27. Ontario, CA	28. Omaha, NE
29. Centennial/Louisville, KY	30. Albuquerque, NM
31. Independence/Ft. Worth, TX	32. Salt Lake City, UT
33. Plainfield, IN	34. Goodyear, AZ
35. Haslet/Alliance, TX	36. Arlington, TX
37. Edgerton, KS	38. Oakhaven/Memphis, TN
39. Middleburg Heights, OH	40. Lathrop, CA
41. Visalia, CA	42. Moreno Valley/Riverside, CA
43. Sweetwater/Houston, TX	44. Middletown/Harrisburg, PA
45. *Baldwin Park/San Gabriel, CA	46. Grande Vista/Vernon, CA
47. *Burtonsville, MD	48. *Mebane, NC
49. *CACH/Hodgkins, IL	50. *Spokane, WA
51. *Red Lion	52.

*Station included, but not yet operational – billing to start upon stations live date.

Note: Additional sites may be added as agreed by both parties.

Agreement-(weeklyonsite)
•Emergency and NonScheduled Maintenance including all labor
•Includes all wear parts for original equipment manufacturer (OEM) recommended services
•Includes all consumables for OEM recommended services
•Critical service calls (those service calls reporting any disabled, impaired or malfunctioning safety device/system, or a natural gas leak in excess of acceptable industry standards) must be responded to and made safe within 1 hours following notification of the problem by UPS.
•Critical service call is also defined as the station running at less than 66% of the designed fueling capacity, and must be responded to within 2 hours for sites producing 800,000 GGE or greater annually and 3 hours for sites producing less than 800,000 GGE annually following notification of the problem by UPS, 24 hours a day, 7 days a week, 365 days a year. Every effort shall be made to bring the station up to full design capacity with minimal delay to the UPS fueling operation.
•Non-Critical service calls (those calls which do not meet the criteria of “Critical” calls) must be responded to within 4 hours following notification of problem by UPS. As long as fueling is not impacted.

Service Type – Full Service

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1.Full Service including all scheduled and unscheduled repairs, as well as all consumables, parts, labor, rebuilds, component replacements and materials required to maintain and ensure each facilities operation and ability to fuel on demand.
2.Monitoring of station will be 24/7/365 via Opal Fuels supplied communication panel located at each site. Opal Fuels will provide and include wireless modem service at each site as part of the service fee. UPS personnel can elect to receive updates remotely on station status.
3.Includes a full-time technician at each site location for up to160 hours monthly at sites producing greater than 800,000 GGE annually or up to 80 hours monthly at sites producing less than 800,000 GGE annually.
4.Exclusions - Items that are not included in agreement pricing are as follows:
a.Repairs as a result of non-industry gas supply quality from the gas utility being supplied to the CNG station. Acceptable gas quality supply being defined as: liquid content being no greater than 7 lbs. per million cubic ft. of natural gas used at the CNG station (1 gallon per 7,894.5 GGE produced) and methane content less than 90%.
b.Inlet Dryer Desiccant changes prior to 20,000 hours of operation due to liquid saturation as stated in 4.a.
c.Compressor piston and valve pitting caused by water introduced into system under conditions as stated in 4.a.
d.Relief valves, nozzle replacements due to water saturation and freeze up caused by conditions as stated in 4.a.
e.Repairs to compressor because of Gas supply inlet pressure delivered below site design inlet pressures when UPS requires site to operate outside these design specification perimeters.
f.Acts of God, Lightning, flooding, fire, hurricane, tornadoes, wind etc.
g.UPS employee accidents and or negligence.

Operations and Maintenance – General Terms
•UPS will be responsible for the daily filling operation of the vehicles using the CNG fueling system in accordance with the manufacturer's Operations and Maintenance manual and local codes and requirements.
•An Opal Fuels employee will be dedicated to each site. The onsite working hours will match the operations needs of UPS as each site dictates.
•Opal Fuels will provide Full Maintenance Services for UPS at UPSs location. Contract services shall cover the CNG fueling equipment in place at the date of the execution of this (OM) Agreement or improved during the timeframe of this Contract and includes those all (OM) inspection activities recommended in each CNG equipment manufacturers' printed schedule of (PM) inspections, should one exist
•Opal Fuels will conduct annual Electrical inspections as recommended equipment manufacture, including thermographic scans of MDB, and panels. Re-torque to manufacturers recommended requirements any loose connections discovered through the thermographic scans that can be easily corrected.
•Opal Fuels personnel shall prepare and provide client with a (OM) Service report at the conclusion of each (OM) or repair event. This report shall detail (OM) activities, actions taken, and list potential future hard parts replacement events.
•Opal Fuels personnel shall supply and replace wear parts or component overhauls under the terms of this Operations and Maintenance Agreement and will include all consumables.
•Opal Fuels shall perform such (OM) services during normal business days and hours of operation. Overtime, Holiday, and emergency service calls are included.
•Opal Fuels personnel will store hazardous waste materials (used oil and waste water) from Customer's job site at the compressor equipment area and coordinate to have the UPS site BaSE group arrange for proper disposal.

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Maintenance Checklist and Duties Guidelines done by Opal Fuels Compressors & Related Equipment (daily at large sites – 2 times per week at small sites) Logging
Log running hours Log temperatures Log suction pressure
Log inter-stage pressures Log Oil Levels and usage

Scheduled Inspections
Check oil consumption and oil levels Check leak rate of mechanical seals Drain effluents from receiver tank
Leak check pressurized loop. Look and listen for leaks Run to operating conditions; if able
Record operating temperatures Record operating pressures Record motor FLA
Observe & record unusual conditions Observe compressor control operations Observe priority or buffer fill operation Fill vehicles as available
Observe dispenser operations Check gas dryer operations
Inspect suction filter; change as required
Replace all inter-stage filter elements; as applicable and to manufacturers requirements Exchange motion work oil and filter” as applicable and to manufacturers requirements Clean motion work oil strainer during oil changes
Inspect/clean discharge check valves

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Check inter-stage check valves for contamination Clean V-belt grooves of flywheel and motor pulleys Check condition of V-belt and belt tension Clean/Inspect suction/discharge valves of all stages Grease/lubricate motor bearings
Check condensate collecting tank for contamination
Check all flexible hoses for signs of deterioration or damage Inspect V-belts for proper wear and alignment
Torque all cylinder heads (machine warm and in standstill condition)

Dispensers – Fast Fill
Verify on/off switch operations
Visually inspect tubing, piping, valves, breakaways, hoses and nozzles for leaks and abnormalities Check and drain inlet filters
Check valve sequencing
Visually inspect all pressure relief devices for signs of failure or leakage. Verify ESD control functions and safety equipment
Verify on/off switch operations Verify ESD control functions
Verify 4,250-psig maximum fill pressure limits
Replace and repair as required

Dispensers – Time Fill
Verify ESD control functions and safety equipment
Visually inspect tubing, piping and valves for leaks and abnormalities on time fill line, breakaways, hoses and nozzles Check time fill pressure settings and panel
Replace and repair as required

Inlet Gas Dryer
Monthly - Drain pre-filter, blower housing and sump
Monthly - Check differential pressure across pre-filter and after-filter elements. Replace if required when gauge is approaching Red zone or 3-5 PSID Monthly - Check dewpoint for reading below -40F. If above, then regenerate dryer
Monthly -Check and maintain operating conditions: pressure, flow, temperature within the design parameters of the dryer. Quarterly – Regenerate dryer, check regeneration cycle to ensure working properly
Six Month – Recalibrate/check span of moisture analyzer.
Six Month – Replace pre-filter, after filter and separator elements if needed. 1000 hours – change oil in blower

2000 hours or annual

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Exchange motion work oil and filter Clean crankcase oil strainer
Check oil rise in cylinders Clean discharge check valve
Check inter-stage check valves for contamination

Rebuilds
4,000 – 8,000 hours – rebuild compressors
585120/Opal Fuels/261011

Summary of Operations and Maintenance Responsibility
a.Opal Fuels shall operate and maintain the Facility (provide O&M services). This shall also include operating and maintaining the Facilities to ensure that CNG vehicles can be fueled within the fueling window without interruption or delay. This shall also include provision of all scheduled and unscheduled maintenance and repairs, as well as all consumables, parts, labor, rebuilds, component replacements and materials as may be required to maintain and ensure each facility's operation and ability to fuel on demand.
b.Opal Fuels is to provide all necessary operating and maintenance support in order to meet the fueling performance requirements set forth by UPS. In order to perform the work UPS will grant the proposer access to the site and the right to utilize approved areas of the facilities and related equipment during the term of the Contract for the purpose of operating and maintaining each facility. Included in this right is the proposer's right to complete limited modifications or enhancements of the equipment as agreed upon by the proposer and UPS. Such agreement shall not be unreasonably withheld. Modifications may be made to optimize each station's ability to meet UPS's fueling performance requirements for the station and/or to improve the operating economics of each station without sacrificing its performance under these requirements.
c.Opal Fuels shall be responsible for the complete operation and maintenance of each entire facility, including fuel hoses and nozzles, methane-detection and other safety systems, throughout the duration of the Contract.
d.Opal Fuels shall be responsible for maintaining all permanent stationary fire suppression equipment, including all re-certification as required by the fire department, NFPA and any other industry standard- setting or governmental bodies. Said responsibilities shall be limited to each CNG Facility, including fueling islands.

Maintenance, Generally
a.During the term of this Operations and Maintenance Agreement, Opal Fuels shall perform Preventive and Remedial Maintenance as described herein. Repair work shall be coordinated with site personnel so as not to impede normal operations or fueling of CNG vehicles.
b.Critical service calls (those service calls reporting any disabled, impaired or malfunctioning safety system, or a natural gas leak in excess of acceptable industry standards) must be responded to and made safe within 1 hours following notification of the problem by UPS, 24 hours a day, 7 days a week, 365 days a year. For purposes of this provision, safety systems shall include, but not be limited to, fire suppression/detection systems, gas/methane detection systems, and the emergency shutdown systems.
c.Critical service call is also defined as the station running at less than 66% of the designed fueling capacity, and must be responded to within 2 hours for sites producing 800,000 GGE or greater annually and 3 hours for sites producing less than 800,000 GGE annually following

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notification of the problem by UPS, 24 hours a day, 7 days a week, 365 days a year. Every effort shall be made to bring the station up to full design capacity with minimal delay to the UPS fueling operation.
d.Non-Critical service calls (those calls which do not meet the criteria of "Critical" calls) must be responded to within 4 hours following notification of problem by UPS. As long as fueling is not impacted.
e.A copy of maintenance records shall be kept at the site and must be updated on a daily basis. Should the maintenance records be kept electronically, UPS shall be allowed unrestricted access to the file, and Opal Fuels shall at all times maintain at least one current back-up copy of said file.
f.Opal Fuels shall permit trained UPS personnel to enter the compressor compound to perform routine or emergency inspections and take routine or emergency readings. It will be the responsibility of UPS to report its findings in such circumstances to the proposer.
g.Opal Fuels shall provide all tools, test equipment, replacement parts, materials, consumables, labor, and expertise, including qualified field service technicians necessary to provide the services detailed herein.
h.All maintenance and repair work shall be performed by personnel trained to do so, including training by component and system manufacturers as appropriate. All such work shall be performed in a manner consistent with the practices and procedures prescribed and recommended by the respective manufacturers.
i.Opal Fuels shall provide UPS with Internet access to the remote monitoring information and any on-site cameras installed, the pager number of the on-site technicians, and telephone contact and access to the proposer's remote c o n t r o l center.

Preventive Maintenance
a.Opal Fuels shall perform such Preventive Maintenance (PM) services as required to maintain the CNG Fueling Facility equipment in the best possible working order and in compliance with all performance and fuel- availability requirements specified herein.
b.PM services shall include, but not be limited to, calibration; diagnostics; testing; any necessary adjustments, cleaning and lubrication; replacement of worn, defective or questionable parts; minor circuit updating and modifications in accordance with the manufacturers' specifications; and handling, storage and disposal of all waste generated during PM activities in full compliance with all federal, state and local laws, as well as best industry practices.
c.Opal Fuels shall determine the scope and frequency of PM. PM shall be performed in a manner so as to ensure no disruption to the normal fueling window of the Depot, or other operations of the Depot. PM shall, at a minimum, comply with either the manufacturer's recommendations for each item of CNG equipment, or generally accepted industry standards, whichever is more stringent. The proposer shall provide UPS with a Summary List of scheduled maintenance within one month of commencing maintenance duties under the Contract. All PM schedules shall be adhered to.

Remedial Maintenance
a.Opal Fuels shall perform Remedial Maintenance (RM) when any CNG fueling facility equipment component is operating improperly or is not operating at all. Remedial maintenance shall include, at a minimum: all electrical, electronic, or mechanical adjustments; troubleshooting; alignment; and replacement of parts and/or assemblies, as required to cause failed component(s) to operate within the manufacturer's or this Contract's original equipment operating specifications and meet the performance and availability requirements of the Facility. The proposer's RM responsibilities shall also include handling, storage and disposal of all waste generated during RM activities in full compliance with all federal, state and local laws, as well as best industry practices.
b.In case any component or system fails repetitively or affects safety or critical operations, at the request of UPS, the failure or failed component(s) shall be submitted for failure analysis by the respective manufacturer(s) or an unaffiliated failure analysis company, at Opal Fuels expense.

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Continued Investment/Life Cycle Replacement of CNG Station Components
Equipment components have a useful life expectancy that varies from 7 years to 25 years depending on type of component and daily use. The chart below identifies the various equipment located at existing UPS CNG stations requiring replacement through 2032 as required by each OEM based on current use (Appendix A). As part of this all-inclusive agreement, OPAL Fuels will replace the equipment below along with the normal ongoing daily maintenance required to operate each station.
Any additional equipment that has a major unforeseen failure not listed below that requires full replacement during this agreement period will be repaired or replaced to continue normal day to day operations as part of the all-inclusive price.
Based on current operations, there will not be any additional capital by UPS required to replace or upgrade existing equipment at each site location. This Life Cycle clause is in addition to the O&M agreement for consumables, parts, labor, rebuilds, component replacements and materials required to maintain and ensure each facilities operation and ability to fuel on demand during the agreement term as each site ages.

Cap Ex Needs Identified at Existing UPS Stations through 2032 as Equipment Ages
CNG Station Component	Quantity	Projected Required Number of Replacements by 2032
Number of Fast Fill Dispensers	[*]	[*]
Number of CT 5000 Fast Fill hoses & Breakaways	[*]	[*]
Number of CT1000 Fast Fill hoses & Breakaways	[*]	[*]
Number of Time Fill Hoses & Breakaways	[*]	[*]
Number of Compressors	[*]	[*]
Number of Motor Starter Panels	[*]	[*]
Number of Compressor Electric Motors	[*]	[*]
Number of Compressor Site Controllers	[*]	[*]
Number of Flow Meters for Gas Measurement	[*]	[*]
Number of Inlet Gas Dryers	[*]	[*]

Appendix A
Expected Service Life for ANGI/Opal Fuels/TruStar Energy CNG Station Compression Equipment (October 2021)

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1. ANGI Inlet Gas Dryers	20 Years	or	58,400 Hours
2. ANGI/Ariel Compressors	25 Years	or	73,400 Hours
3. ANGI Motor Starter Panels	20 Years	or	58,400 Hours
4. ANGI Dispensers	20 Years	or	58,400 Hours
5. ANGI Dispenser Hoses/Nozzle	10 Years	or	29,200 Hours
6. ANGI Buffer Panels	20 Years	or	58,400 Hours
7. Opal Fuels/TruStar Energy Defuel Panel	20 Years	or	58,400 Hours
8. Opal Fuels/TruStar Energy Filter Posts	20 Years
9. Opal Fuels/TruStar Energy Flow Meters	10 Years
10. Opal Fuels/TruStar Energy Time Fill Posts	20 Years
11. Opal Fuels/TruStar Energy Time Fill Hose	7 Years
12. Opal Fuels/TruStar Energy Gas Regulators	20 Years
13. Opal Fuels/TruStar Energy Site Lighting	25 Years
14. Opal Fuels/TruStar Communication Panel	20 Years

A.Years before full equipment replacement is required/Hours before full equipment replacement is required
B.Assumes all required OEM service intervals are performed to OEM requirements and gas quality meets National pipeline standards
C.The above estimates are based on an ANGI CNG equipment station which typically operates 8 hours per day.
D.Throughout the service life of the equipment and with technological advances, it is reasonable to anticipate there may be portions of equipment that benefit or require upgrade over the service life of the equipment.
E.While the above estimates of expected service life are based on decades of experience in the NGV business, these estimates do not constitute a guarantee of operating life.

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